Exhibit 99.01

316 California Avenue, Suite 543 Reno, NV 89509 Tel : 888 909-5548 Fax : 888 909-1033

Trading Symbol OTCMKTS: NGLD

NEWS RELEASE

NEVADA CANYON ANNOUNCES INITIAL EXPLORATION PROGRAM ON

THE AGAI-PAH PROPERTY

Reno, Nevada. June 15, 2023, Nevada Canyon Gold Corp. (OTC Markets: NGLD) (The “Company” or “Nevada Canyon”) is pleased to announce that planning is complete on the Company’s Phase I exploration program on the Agai-Pah Property, located in Mineral County, Nevada, within the Walker Lane shear zone.

Phase I of the Agi-Pah exploration program will consist of reconnaissance prospecting, geological mapping, surface trenching, sampling of old workings, mine dumps and the mapping relocation of historical workings on the property. This initial Phase I exploration program will provide accurate modern data to assist in the planning of the Phase II exploration program later in 2023. The Phase I program is designed to expand and provide confirmation of the previous regional geological mapping and sampling program by the property’s lease owner (MSM Resource, LLC) that yielded significant results. A historical sample taken from exposed mineralized vein on an outcrop yielded over 600 Ag oz. (ounces of silver). The Phase I program is expected to begin when field conditions permit.

The Agai-Pah Property consists of 20 unpatented mining claims with a combined area of 162 hectares (400 acres). The Property is located in the northwestern portion of the Gillis Range, within the Buckley Mining District, in Mineral County, Nevada, 13 miles north-east of the town of Hawthorne, and 22 miles SW of the Rawhide Mine. The Property is within the Walker Lane shear zone, a 60-mile-wide structural corridor extending in a southeast direction from Reno, Nevada. The project has excellent year-round access and infrastructure within Mineral County, one of the most pro-mining counties in the pro-mining states and highest-grade gold districts of Nevada.

The Agai-Pah property contains numerous historical workings consisting of underground workings with multi-level vertical shafts, several adits at different sub-levels, declines and a number of prospects pits that dig along structures. An existing road network provide access to the numerous historical workings. Historical sampling on the project has revealed the presence of silver, copper, gold, lead, zinc, barium and barite. There have been at least two periods of mining on the property, with the first in the early 1900’s, and then later in the late 1980’s. The early 1900’s, work consisted of excavation of at least 15 adits, 5 vertical shafts, declines and numerous prospects pits that dig along structures.

The second episode of mining took place in the late 1980s when a small pit was excavated, and ore material was mined and transported approximately 2 miles to the west to a small heap leach. During this time about two kilometers of roads were built, several large trenches were completed, and a number of shallow drill holes (12+) were drilled. All the drill holes noted during this historical work were vertical and most were drilled in the hanging wall of the ore-bearing structures. No historical data has been found from any of this historical exploration work.

The Agai-Pah Property is in close Proximity to several past producing mines including the Bodie, Aurora, Borealis, Pamlico, Evening Star, Mabel, Mindoro and Camp Douglas Mines. Held by private interests for most of its history, the Agai-Pah Property remains very underexplored with minimal modern-day exploration. These factors clearly demonstrate the exceptional potential of this relatively unexplored project for new discoveries of significant mineralization on several exploration targets in multiple zones.

ON BEHALF OF THE BOARD

“Alan Day”

Alan Day

President & Director

FOR FURTHER INFORMATION PLEASE CONTACT: Nevada Canyon Gold Corp.

(TEL)- (888) 909-5548, (FAX)-(888) 909-1033

Email: info@nevadacanyongold.com

Website: www. nevadacanyongold.com

Forward-Looking Statements

The information posted in this release may contain forward-looking statements. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of exploration, delays in completing various engineering and exploration programs, and any potential results from such programs. Specifically, forward-looking statements in this news release include statements with respect to the potential mineralization and geological merits of the Company properties and various other factors beyond the Nevada Canyon Gold Corp.’s control. The Company’s actual results could differ materially from those discussed in this press release. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events except as required by applicable securities legislation. Investors are advised to carefully review the reports and documents that Nevada Canyon Gold Corp. files from time to time with the SEC, including its Annual Form 10K for the fiscal year ended December 31, 2022, Quarterly and Current Reports.